Hale and Dorr LLP
                               Counsellors at Law
                  60 State Street, Boston, Massachusetts 02109
                     617-526-6000 [bullet] FAX 617-526-5000



                                                              February 28, 1997



The JPM Advisor Funds
60 State Street, Suite 1300
Boston, MA  02109

                  Re:   RULE 24F-2 NOTICE

Ladies and Gentlemen:

         The JPM Advisor Funds (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on September 16, 1994, as amended from time to time (so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $0.001 par value per share.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Under Article VI, Section 6.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Under Article VI, Section 6.4 of the Declaration of Trust, the Trustees may issue shares of any series or class for such amount and type of consideration, including cash or property, and on such terms as they may deem best without action or approval of the shareholders.

         Pursuant to Article VI, Section 6.9, the Trustees established ten separate series of shares, "The JPM Advisor U.S. Fixed Income Fund", "The JPM Advisor U.S. Equity Fund", "The JPM Advisor U.S. Small Cap Equity Fund", "The JPM Advisor International Equity Fund", "The JPM Advisor Emerging Markets Equity Fund", "The JPM Advisor International Fixed Income Fund", "The JPM Advisor Asia Growth Fund", "The JPM Advisor Japan Equity Fund", "The JPM Advisor European Equity Fund" and "The JPM Advisor Diversified Fund".

         By vote adopted on September 30, 1994, the Trustees of the Trust authorized the officers of the Trust to issue to the public an indefinite number of shares of each series of the Trust for sale from time to time under the Securities Act of 1933, as amended (the "1933 Act").


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The JPM Advisor Funds
February 28, 1997
Page 2

         We understand that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), the Trust has registered an indefinite number of shares of beneficial interest under the 1933 Act.

         We understand that you are about to file with the Securities and Exchange Commission a notice on Form 24f-2 pursuant to Rule 24f-2 (the "Rule 24f-2 Notice") making definite the registration of 1,755,433 shares of beneficial interest of the Trust (the "Shares") sold in reliance upon said Rule 24f-2 during the fiscal year ended December 31, 1996, consisting of 0 Shares of The JPM Advisor U.S. Fixed Income Fund, 4,465 Shares of The JPM Advisor U.S. Equity Fund, 13,248 Shares of The JPM Advisor U.S. Small Cap Equity Fund, 0 Shares of The JPM Advisor International Equity Fund, 0 Shares of The JPM Advisor Emerging Markets Equity Fund, 0 Shares of The JPM Advisor International Fixed Income Fund, 1,500,620 Shares of The JPM Advisor Asia Growth Fund, 181,310 Shares of The JPM Advisor Japan Equity Fund, 55,790 Shares of The JPM Advisor European Equity Fund and 0 Shares of The JPM Advisor Diversified Fund.

         We have examined the Declaration of Trust, the By-laws, resolutions of the Board of Trustees, a certificate of an officer of the Trust to the effect that the Trust or its agent received consideration for each of the Shares in accordance with the terms of the Declaration of Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         For purposes of this opinion letter we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than The Commonwealth of Massachusetts. Further we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the Shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss

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The JPM Advisor Funds
February 28, 1997
Page 3


and expense of any shareholder held personally liable solely by reason of his being or having been a shareholder of the Trust; provided, however, that no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series. We are of the opinion that all necessary Trust action precedent to the issuance of the Shares has been duly taken, and the Shares were legally and validly issued, and are fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the 1940 Act and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission together with the Rule 24f-2 Notice referred to above. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.

                                             Very truly yours,


                                             /s/ Hale and Dorr LLP
                                             Hale and Dorr
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